Transcript of
Daegis, Inc.
Fiscal Year 2015 Second Quarter Earnings Call
November 20, 2014

Participants
Timothy P. Bacci - Chief Executive Officer
Susan K. Conner - Chief Financial Officer

Analysts
Sean Liddell - Gevo Traders

Presentation

Operator
Good afternoon, ladies and gentlemen, thank you for standing by. Welcome to the Daegis Inc., Second Quarter Fiscal 2015 conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. Leading today’s call is Daegis’ CEO, Tim Bacci; and CFO, Susan Conner.

The Company’s earnings release was issued at 4:00 p.m. Eastern today and is available in the press release section of the Company’s website at daegis.com. A recording of today’s call will be available for replay on the Investor Relations section of the Company’s website.

Before we begin the presentation, Daegis would like to remind you that the comments made on today’s call may include projections or other forward-looking statements regarding the future operations, opportunities, or financial performance of the Company within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements involve a high degree of known and unknown risks and uncertainties, and actual results and circumstances may differ materially from those discussed. Please refer to the risk factors and other disclosures contained in Daegis’ most recent reports on Forms 10-K, 10-Q, and 8-K filed with the Securities and Exchange Commission for a more detailed discussion of the factors that could materially affect results.

The forward-looking statements made during today’s conference call are based on the information available as of today, November 20, 2014, and Daegis assumes no obligation to update such statements to reflect events or circumstances after today’s date.

In addition to reporting financial results in accordance with the Generally Accepted Accounting Principles, or GAAP, Daegis reports non-GAAP financial results. In the press release is a complete reconciliation of the non-GAAP financial measures to the applicable GAAP measures. Although not a substitute for GAAP presentation, the Company feels the non-GAAP information allows for meaningful year-over-year comparisons and more clearly identifies the actual operating results of the Company. Daegis uses the non-GAAP information internally to monitor its financial performance.

I’ll now introduce Daegis’ CEO, Tim Bacci. Please go ahead, sir.
Timothy P. Bacci - Chief Executive Officer
Good afternoon and thanks for joining us. On our September 23 conference call, I talked about further expansion of our strategy to align sales and marketing across our entire portfolio of products and services. To accomplish this, we transformed the business from a corporate entity with two independent business units to one with a single corporate brand with three underlying distinct product lines.

As a refresher for those who are not on the call, those product lines are, one, Information Governance encompassing Archiving and eDiscovery; two, Migration; and three, Application Development and Data Management including our mobile application development environment. We made those moves and related structural changes primarily to enable a seamless cross-selling process throughout the organization and to position the company for a global channel sales strategy.

What we found in our former structure was confusion regarding the relationship between business unit names, product line names as they are related to each other and the corporate parent. Most importantly it was impossible to elevate the visibility of the individual product offerings in a unified fashion under a single corporate brand.

With the new structure, we will now focus on accomplishing all of our messaging, positioning, marketing awareness and overall branding objectives. The second major step required in order to leverage the new structure entails a reorganization at several different levels in the company. These are internal moves that generally broaden responsibilities across the different departments to include all the product lines versus the historical single product or business unit focus.

And as alluded to on our most recent call this new organizational structure necessitated the need for senior sales leadership with an enterprised-focus that could build and lead both direct and channel sales teams on a global basis.

With that I’m excited to announce that Michele Van De Hey has joined us as our Vice President of Global Sales. As put forth in a separate press release yesterday, Michele has an extensive background in enterprise sales with a proven ability to build and lead the type of top notch team that’s required to make Daegis successful. Michele resides locally here in Dallas and is a great addition to the team. I’m looking forward to working with her on a day-to-day basis as we continue to renew our commitment to become a leader in managing, modernizing and mobilizing corporate data. Ultimately resulting in consistent and accelerating top line growth.

With that I’ll now turn the call over to Susan to take us through our second quarter results.

Susan K. Conner - Chief Financial Officer
Thank you, Tim, and good afternoon, everyone. I would like to begin my remarks by reminding you of the release Tim mentioned that we posted on September 23, where we announced our three distinct product lines and new go-to-market strategy. In previous earnings calls what we now refer to as the Information Governance product line was referred to as the Archive and eDiscovery segment and what we now refer to as the Migration and Development Tools Solutions product line were referred to as the Development Database and Migration Tool segment.

With that background, I’ll now move into our second quarter financial results. Total revenue was $6.7 million, flat sequentially from the first quarter and a 13% decrease compared to $7.7 million in the second quarter last year. Revenue for the Information Governance product line was $3.9 million compared to $4.1 million sequentially and $4.7 million last year.

The Information Governance revenue decline from both last year and sequentially has driven from lower professional services and hosting fees, of which the large account that I’ve noted before where the legal matter is winding down, made up approximately $170,000 and $600,000, respectively, of this decrease.

We continue to focus on selling subscription and multi-year pricing arrangements, keeping in line with our desire to extend our recurring revenue model. Revenue for the Migration and Development Tools products was $2.8 million, down slightly compared to $3 million last year. Sequentially, revenue was up from $2.6 million in the first quarter. The majority of the year-over-year decline is due to the usual unpredictable nature in the timing of product sales.

Delivering on our desire for more recurring revenue, our companywide maintenance revenues continue to remain consistent when compared to last year and the first quarter. Second quarter operating expenses were $6.3 million, down 5% sequentially from $6.6 million and down 19% from $7.8 million last year. The benefits from our realignment initiatives from last year are now being realized and are evidenced in our results.

We increased our income from operations to $370,000 in the second quarter compared to a slight loss from operations of $34,000 last year and income from operations of $60,000 sequentially. GAAP net income was $25,000 or $0.00 per share, an improvement compared to a GAAP net loss of $210,000 or $0.01 loss per share last year. Sequentially, our GAAP net income reflects an improvement from a GAAP net loss of $247,000 or $0.02 loss per share.

The interest expense savings from debt repayments made and the reduction in interest rates from our refinancing in the first quarter has alone contributed to one of the pennies per share increase in our earnings. Adjusted EBITDA continues to also improve and has increased both sequentially and year-over-year. It was $939,000 in the second quarter, an increase from $823,000 sequentially and $755,000 from last year.

In addition, the year-over-year EBITDA margin increased significantly to 14% from 10% last year. Non-GAAP net income was $458,000 or $0.03 per share compared to non-GAAP net income of $118,000 or $0.01 per share last year. For our six months results total revenue was $13.3 million, compared to $15.7 million last year. GAAP net loss was $223,000 or $0.01 loss per share, an improvement compared to GAAP net loss of $843,000 or $0.01 loss per share last year.

Adjusted EBITDA for the first six months was $1.8 million, an increase of 13% from $1.6 million last year. Non-GAAP net income was $697,000 or $0.04 per share, compared to $155,000 or $0.01 per share for the six months ended in the period prior year. The explanation for the six months trends were consistent with what I have described for the second quarter results.

Moving on now to the balance sheet, our October 31, 2014 cash balance was $3.5 million, down $1.5 million from July 31, 2014, and down about $0.5 million from October 31 of last year. The temporary sequential decrease is primarily driven from two cash flow items. First, we made an extra principal payment during the second quarter, because the timing of the due date fell on a weekend, and second, we've increased our capital investment over last year and expect to spend between $750,000 and $850,000 this year in total to execute on our key IT projects and initiatives. During the second quarter, we incurred $250,000 for these initiatives.

With the two payments made during the quarter, our outstanding debt balance was $12 million at October 31, quarter end. Concluding my comments about the significant uses of our cash I'll point out the sequential decrease in our cash balance is due to timing and it is temporary. Today, our cash balance is $4.8 million.

I'll close by saying, even though revenue was flat sequentially and down from last year, adjusted EBITDA has increased by 14% sequentially and by 19% year-over-year. While we will continue our efforts on the management of the business to drive increasing earnings, I’m excited about the addition of our new Vice President of Global Sales, and look forward to focusing our energy on top line growth.

Tim, back to you.

Timothy P. Bacci - Chief Executive Officer
Thanks, Susan. As evidenced in Susan’s prepared remarks the business continues to run efficiently, though we're not happy with the lack of progress on the top line, it should be noted that the recurring revenue from existing accounts continues to remain sound. We're taking the necessary steps to address the need for net new sales growth with internal structure on organizational changes that align skill sets with the overall product portfolio that we now have to offer in addition to new sales leadership.

As a software company, we find ourselves in an enviable position with three distinct product lines all with significant growth potential. With the Information Governance product line, we continue to pursue longer and more predictable subscription of hosting base opportunities that are archived-centric with potential to leverage our eDiscovery platform and expertise.

We've also started discussions with respective partners that one, provide very specific data migration services that further validate the need for an enterprise information archive; two, that provides the company’s specific document retention policies to be used as a template for compliance and risk management, best practice of leveraging the functionality of our archive; or three, that provide eDiscovery and compliance related analytics.

Our Migration product line continues to see an uptick in inquiries as more companies globally are compelled to move off [indiscernible] with Lotus Notes or earlier versions of Oracle Forums. This part of our business will receive greater sales and marketing investment with commensurate resourcing as companies are realizing that we have the only viable application migration and software solution. With greater market awareness, coupled with a lack of competition, our migration portfolio is primed for growth.

Our mobile application development product continues to distinguish itself as evidenced at recent mobility trade shows specifically geared for enterprise to employee mobile application development. The cross-selling opportunities discussed on previous calls continue to unfold. We’re now more optimally positioned to take advantage of these. And, with everything just discussed, we’re finally structured to pursue a channel strategy for all three product lines both domestically and internationally.

One of the key metrics to be noted is our cash flow margins continue to move in the right direction. And when our top line begins to grow, our expectations are that the revenue increase should result in EBITDA margins in the mid-20s.

So I appreciate everyone’s patience as we worked through the changes to expand our corporate strategy over the past couple of months. We’re now focused on advancing our new positioning and internal structure in the form of revenue growth.

With that operator, we’ll now open the call for questions.

Operator
Thank you, sir. (Operator Instructions.) Somebody just signaled; we’ll take our first question from Sean Liddell [ph] of Gevo Traders [ph].

<Q>: I was just wondering is the 6.7, 6.5 to 6.7 do you think that’s a good floor for quarterly revenue. I know you are not giving specific guidance, but we've gotten through most of the drop-offs from the large customer and it’s a good level to at least put that floor in.

Timothy P. Bacci - Chief Executive Officer
Well, we would like to think so, it can remain a little bit choppy as we go through the reorganizational piece here and begin to push out both directly into the channel. So, I guess I would frame it by saying our internal expectations are such, but again it’s a little bit choppy.

Operator
Thank you, ladies and gentlemen, that does conclude the question and answer session. Daegis would like to thank you for your participation. You may now disconnect. Have a pleasant day.